Exhibit 12.1
HERTZ GLOBAL HOLDINGS, INC. AND SUBSIDIARIES
THE HERTZ CORPORATION AND SUBSIDIARIES
COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS
TO FIXED CHARGES
(UNAUDITED)
(In millions, except ratios)
Hertz Global

	Years ended December 31,
	2016	2015	2014	2013	2012
Income (loss) from continuing operations before income taxes	(470)	132	(231)	394	215
Interest expense	630	600	636	654	581
Portion of rent estimated to represent the interest factor	155	193	206	201	140
Earnings before income taxes and fixed charges	$315	$925	$611	$1,249	$936

Interest expense (including capitalized interest)	$630	$600	$638	$657	$585
Portion of rent estimated to represent the interest factor	155	193	206	201	140
Fixed charges	$785	$793	$844	$858	$725
Ratio of earnings to fixed charges	(a)	1.2	(a)	1.5	1.3

(a)
Earnings before income taxes and fixed charges for the year ended December 31, 2016 and December 31, 2014 were inadequate to cover fixed charges for the period by $470 million and $233 million respectively.

Hertz

	Years ended December 31,
	2016	2015	2014	2013	2012
Income (loss) from continuing operations before income taxes	(469)	132	(231)	394	215
Interest expense	630	600	636	654	581
Portion of rent estimated to represent the interest factor	155	193	206	201	140
Earnings before income taxes and fixed charges	$316	$925	$611	$1,249	$936

Interest expense (including capitalized interest)	$630	$600	$638	$657	$585
Portion of rent estimated to represent the interest factor	155	193	206	201	140
Fixed charges	$785	$793	$844	$858	$725
Ratio of earnings to fixed charges	(a)	1.2	(a)	1.5	1.3

(a)
Earnings before income taxes and fixed charges for the year ended December 31, 2016 and December 31, 2014 were inadequate to cover fixed charges for the period by $469 million and $233 million respectively.